Exhibit 23.2

CONSENT OF ERIN WORKMAN

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical information included in the “Arctic Project” and the “Bornite Project” sections, in NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2015.

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-3 (No. 333-185127) and Registration Statements on Form S-8 (No. 333-208149, No. 333-205102, No. 333-188950 and No. 333-181020), of references to my name and to the use of the technical information included in the Annual Report on Form 10-K as described above.

DATED: February 5, 2016

/s/ Erin Workman
Name: Erin Workman